Exhibit 10.4
AWARD TERMS OF
TIME-VESTED RESTRICTED STOCK UNITS GRANTED TO A NONEMPLOYEE DIRECTOR UNDER THE
CORTEVA, INC. 2019 OMNIBUS INCENTIVE PLAN

Introduction                 You have been granted time-vested Restricted Stock Units under the Corteva, Inc. 2019 Omnibus Incentive Plan (the "Plan"), subject to the following Award Terms. This grant is also subject to the terms of the Plan, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern.
Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the "Award Agreement"). A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available upon request or on the Merrill Lynch website at:

www.benefits.ml.com

Date of Grant                 April 28, 2026 ("Date of Grant")

Type of Awards                 Time-vested Restricted Stock Units

Dividend
Equivalents                 Dividends payable on the Shares represented by your Restricted Stock Units (including whole and fractional Restricted Stock Units) will be allocated to your account in the form of additional Restricted Stock Units (whole and fractional) based upon the closing price of a Share on the date of the dividend payment. Such additional Restricted Stock Units will be subject to the Restricted Period and all other terms and conditions of this Award Agreement.

Restricted Period             You may not sell, gift, or otherwise transfer or dispose of any of the Restricted Stock Units during the "Restricted Period." The Restricted Period commences on the Date of Grant and lapses upon the earlier of: (i) April 28, 2027, (ii) your "separation from service" (within the meaning of Code Section 409A) unless such separation occurs within six months of the Date of Grant, in which case the Restricted Stock Units are forfeited and (iii) your death or disability (within the meaning of Code Section 409A).

Payment                     Restricted Stock Units shall be paid to you or your beneficiary, if such a designation is permitted by the Administrator (or estate if there is no beneficiary), as applicable, within sixty (60) days of the date on which the Restricted Period on such Restricted Stock Units lapses, subject to the "Deferral" terms below.

Exhibit 10.4
Restricted Stock Units are payable in one Share for each whole Restricted Stock Unit and a cash payment for any fraction of a Restricted Stock Unit. The value of each fractional Restricted Stock Unit will be based on the closing price of the Shares as reported on the Composite Tape of the New York Stock Exchange as of the effective date of payment.

Deferral                     If you are a U.S. resident director or if permitted by the Administrator, you may defer the settlement of this Award in accordance with the Stock Accumulation and Deferred Compensation Plan for Directors. Payment for deferred Restricted Stock Units is made in accordance with deferral elections and/or the administrative rules for the Stock Accumulation and Deferred Compensation Plan for Directors, as applicable.

Withholding             Compensation received pursuant to the Restricted Stock Units is subject to various income taxes, including but not limited to federal, state, foreign, local, or self-employment tax ("Taxes"). The Company shall not be responsible for withholding any applicable Taxes, unless required by Applicable Laws. In this regard, under current laws, the Company will not withhold U.S. federal taxes from non-employee directors who are U.S. residents; however, the Company will report the compensation received pursuant to the Restricted Stock Units as non-employee compensation on a Form 1099-MISC.

To the extent that Taxes are required to be withheld under Applicable Laws, the Company will have the power and the right to require you to remit to the Company the amount necessary to satisfy all such applicable Taxes required to be withheld with respect to any taxable event arising as a result of the Restricted Stock Units. Notwithstanding the foregoing, unless otherwise determined by the Administrator, and provided that the withholding obligation does not arise prior to payment of the Restricted Stock Units, any obligation to withhold Taxes will be met by the Company first withholding from any cash amounts due to you upon payment of the Restricted Stock Units and then by withholding from the Shares to be issued upon payment of the Restricted Stock Units that number of Shares with a fair market value on the date on which the amount of Taxes to be withheld is determined sufficient to satisfy the Taxes required to be withheld.

You should consult with a professional tax advisor regarding any Taxes that arise in connection with the Restricted Stock Units. You may rely solely on such advisor and may not rely in any part on any statement or representation of the Company or any of its agents.

Exhibit 10.4
Severability                 The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver                         You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other participant.

Imposition of Other
Requirements                 The Company reserves the right to impose other requirements on your participation in this Award Agreement, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Privacy
In relation to this Award Agreement, the Company may collect, use, transfer and share your Personal Information, such as your name, contact information and banking information. The Company may share Personal Information with its affiliates and selected third parties outside of your country of residence, including the United States, which may have data protection rules that are different from those of your country, to perform this Award Agreement and for purposes consistent with our privacy statement: https://www.corteva.com/privacy.html

Appendices                 Notwithstanding any provision in the Award Terms, if you reside outside the United States, the Restricted Stock Units shall be subject to the additional terms and conditions set forth in Appendix A to the Award Agreement and to any specific terms and conditions for your country set forth in Appendix B to the Award Agreement. Moreover, if you relocate outside the United States or between the countries included in Appendix B, subject to compliance with Code Section 409A, the additional terms and conditions set forth in Appendix A and the terms and conditions for such country set forth in Appendix B will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

Exhibit 10.4
APPENDIX A
ADDITIONAL TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Restricted Stock Units. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Award Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Terms or the Plan.

Nature of Grant By participating in the Plan, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the Plan is operated, and the Restricted Stock Units are granted solely by the Company, and only the Company is a party to the Agreement; accordingly, any rights you may have pursuant to the Agreement may be raised only against the Company but not any Subsidiary or Affiliate;

(c) the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(d) all decisions with respect to future grants of Restricted Stock Units, if any, will be at the sole discretion of the Company;

(e) you are voluntarily participating in the Plan;

(f) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(g) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your service (for any reason whatsoever, whether or not later found to be invalid or in breach of the terms of your service agreement, if any);

(h) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(i) neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amount due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

Exhibit 10.4

No Advice
Regarding Grant The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Venue Any and all disputes relating to, concerning or arising from this Award Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Restricted Stock Units or this Award Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

Language If you have received this Award Agreement or any other document related to this Award Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery
and Acceptance The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Insider Trading/
Market Abuse Laws You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) “tipping” third

Exhibit 10.4
parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

Foreign Asset/
Account Reporting
Requirements Your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you should consult your personal legal advisor for any details.

Legal, Regulatory and Tax Compliance; Cooperation
If you reside or are employed outside of the United States, you agree, as a condition of the grant of the Restricted Stock Units, you agree to take any and all actions as may be required to comply with your personal legal, regulatory and tax obligations under local laws, rules and regulations in your country of employment (and country of residence, if different), including (but not limited to) any obligations to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (e.g., dividends and any proceeds derived from the sale of Shares acquired pursuant to the Restricted Stock Units). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company and any of its Affiliates, as may be required to allow the Company and any of its Affiliates to comply with local laws, rules and regulations in your country of service (or country of residence, if different).

Exhibit 10.4
APPENDIX B

COUNTRY-SPECIFIC TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside in one of the countries listed herein. These terms and conditions are in addition to, or if so indicated, in place of the terms and conditions set forth in the Award Terms or Appendix A. The information contained in this Appendix B is based on the securities, exchange control, tax and other laws in effect in the respective countries as of April 2025.

You should be aware that local exchange control laws may apply to you as a result of your participation in the Plan. By accepting the Restricted Stock Units, you agree to comply with applicable exchange control laws associated with your participation in the Plan. If you have any questions regarding your responsibilities in this regard, you agree to seek advice from your personal legal advisor, at your own cost, and further agree that neither the Company nor any Subsidiary or Affiliate will be liable for any fines or penalties resulting from your failure to comply with Applicable Laws.

If you are a citizen or resident of a country other than the one in which you are currently working, transfer residency after the Restricted Stock Units are granted or are considered a resident of another country for local law purposes, the terms and conditions contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

BRAZIL

Compliance with Law. By accepting the Restricted Stock Units, you acknowledge that you agree to comply with applicable Brazilian laws and pay any and all applicable Taxes associated with the vesting of the Restricted Stock Units, the receipt of any dividends, and the sale of Shares acquired under the Plan.

Labor Law Acknowledgment. This provision supplements the acknowledgments contained in the Nature of Grant section of Appendix A:

By accepting the Restricted Stock Units, you agree that (i) the Shares will be issued to you only if the vesting conditions are met and any necessary services are rendered by you over the vesting period, and (ii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to you.

GERMANY

There are no country specific provisions.